Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 March 24, 2008
For Broker Dealer Use Only
Preliminary Term Sheet dated March 24, 2008 (To the Prospectus dated August 31, 2007, Prospectus Supplement dated September 4, 2007 and Index Supplement dated September 4, 2007)

$TBD

100% Principal Protected Notes due July 1, 2009

Linked to the Performance of the Common Stock S&P 500® Index

Medium-Term Notes, Series A, No. E-1834

Issuer:	Barclays Bank PLC (Rated AA/Aa1‡)

Initial Valuation Date:	March 27, 2008

Issue Date:	April 1, 2008

Final Valuation Date:	June 26, 2009*

Maturity Date:	July 1, 2009* (resulting in a term to maturity of approximately 15 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The S&P 500® Index (Bloomberg ticker symbol: SPX)

Interest:	We will not pay you interest during the term of the Notes

Conditional Coupon	16.00%

Principal Protection Percentage:	100%

Payment at Maturity:

The range above, but not including, the lower barrier and below, but not including the upper barrier, where:

Lower barrier is [•], the initial price multiplied by 84.00%

Upper barrier is [•], the initial price multiplied by 116.00%

Initial Price:	[•], the closing price of the linked share on the initial valuation date.

Final Price:	[•], the closing price of the linked share on the final valuation date

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•      If the closing price of the linked index is within the range – above the lower barrier and below the upper barrier – at all times between the initial valuation date and the final valuation date, you will receive (a) the principal amount of your Notes plus (b) the principal amount multiplied by the conditional coupon:

$1,000 + ($1,000 x conditional coupon)

•      If the closing price of the linked index is outside the rate – at or below the lower barrier or at or above the upper barrier – at any time between the initial valuation date and the final valuation date, you will receive a cash payment of $1,000 for each $1,000 principal amount Note.

Your principal is only protected if you hold the Notes to maturity

Trustee and Paying Agent:	Bank of New York

Listing:	None

Governing Law:	New York

Final Price:	The reference asset closing price on the final valuation date.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	US06738RQV14 / 06738RQV1

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated Prospectus dated August 31, 2007, the Prospectus Supplement dated September 4, 2007, the Index Supplement dated September 4, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction and is for informational purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

f the Notes described herein are linked to or based on an index, the Notes are not sponsored, endorsed, sold or promoted by any index sponsor. The trademarks, service marks or registered trademarks of the index sponsor are the property of their respective owners. None of the index sponsors: (i) makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes, (ii) has any obligation to take the needs of Barclays or the owners of the Notes into consideration in determining, composing or calculating the index, (iii) is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes may be converted if applicable, into cash; nor (iv) has any obligation or liability in connection with the administration, operation, marketing, sale or trading of the Notes.

Any names and logos used herein that are service marks or trademarks are used with the permission of their respective owner.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.